Exhibit 10.4.3

SECOND AMENDMENT TO SUBLEASE

     THIS SECOND AMENDMENT TO SUBLEASE (“Amendment”) is entered into as of January 31, 2005, between Corixa Corporation and its affiliates, a Delaware corporation (“Tenant”) and Genomic Health, Inc., a Delaware corporation (“Subtenant”).

Recitals

     A. The predecessor in interest of Tenant and the predecessor in interest of Metropolitan Life Insurance Company, a New York corporation (“Landlord”), have entered into that certain lease dated January 3, 1992, as amended by (i) that certain First Amendment dated January 5, 1993, (ii) that certain Second Amendment dated January 10, 1995, (iii) that certain Third Amendment dated March 24, 1995, (iv) that certain holdover letter agreement dated February 12, 1999, (v) that certain Fifth Amendment dated February 26, 1999 and (vi) that certain Sixth Amendment dated September 29, 2000 (collectively referred to herein as the “Lease”), whereby Landlord leases to Tenant that certain premises in Building 11 of Phase II, with the current street address of 301 and 333 Penobscot Drive, Redwood City, CA, (“Premises”).

     B. Tenant and Subtenant entered into a sublease dated June 1, 2001, as amended by that certain Amendment to Sublease, entered into as of October 29, 2003 (the “Existing Sublease”), respecting a portion of the Premises (the “Original Sublease Premises”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Existing Sublease. The term “Sublease Agreement” shall mean the Existing Sublease as amended hereby.

     C. Tenant currently subleases the remainder of the Premises, depicted on Exhibit A hereto (the “Additional Sublease Premises”) to Discovery Laboratories, Inc. a Delaware corporation (“Discovery”), pursuant to that certain Sublease Agreement effective as of January 18, 2002, by and between Tenant and Discovery (the “Discovery Sublease”).

     D. Tenant and Subtenant wish to hereby add the Additional Sublease Premises to the space subleased under the Existing Sublease and are executing this Amendment to effectuate said modifications.

     NOW, THEREFORE, in consideration of the covenants set forth herein, Tenant and Subtenant hereby agree as follows:

     1. Additional Subleased Premises. Effective as of the Effective Date (as defined below), the Additional Subleased Premises shall be added to the premises covered by the Sublease. Commencing on the Effective Date, all references in the Sublease Agreement to the “Sublease Premises” shall be deemed to include the Additional Sublease Premises, and Subtenant’s lease of the Additional Sublease Premises shall be on all of the terms, covenants and conditions of the Existing Sublease applicable to the Original Sublease Premises, except as hereinafter provided. Tenant and Subtenant hereby stipulate for all purposes of the Sublease Agreement that the Additional Sublease Premises contain 4,963 rentable square feet. The “Effective Date” shall occur (and such date shall be the Commencement Date with respect to the Additional Sublease Premises) on the later of: (a) the date of receipt of the Landlord Consent (as defined below), provided that such Landlord Consent need not include approval to the removal of walls described in Section 7(c) below; and (b) receipt of a closure letter from the County of San Mateo in a form acceptable to Genomic and approved by Tenant.

     2. Term. Effective as of the Effective Date, the Term of the Sublease Agreement is extended for an additional period (the “Extension Period”) commencing on May 1, 2005 and ending on February 28, 2006 (the “New Expiration Date”). During the Extension Period, all of the terms, covenants and conditions of the Existing Sublease shall be applicable, except as set forth herein. Effective as of the Effective Date, the Option to Extend granted to Subtenant in Section 4.2 of the Existing Sublease and Section 1.2 of the Amendment to Sublease shall be deleted in their entirety.

     3. Condition of the Additional Sublease Premises. On the Effective Date, Tenant shall deliver the Additional Sublease Premises clean and free of debris with all existing services and systems in good working condition. Tenant acknowledges that all vented fume hoods shall remain in place as part of the Additional Sublease Premises. On the New Expiration Date, or earlier termination of the Sublease Agreement, Subtenant shall surrender the Additional Sublease Premises to Tenant in substantially the condition they are delivered to Subtenant, wear and tear excepted.

     4. Rent.

     (a) Original Sublease Premises. Effective as of the Effective Date, commencing as of the June 1, 2005 through the New Expiration Date, Subtenant shall pay Rent for the Original Sublease Premises in the amount of $39,744.00 per month.

     (b) Additional Sublease Premises. Commencing as of the Effective Date through the New Expiration Date, in addition to the Rent payable for the Original Sublease Premises, Subtenant shall pay Rent for the Additional Sublease Premises in the following amounts:

Period	Amount Per Month

Effective Date – January 31, 2005	$13,163.12
February 1, 2005 – January 31, 2006	$13,558.01
February 1, 2006 – New Expiration Date	$13,964.75

     5. Security Deposit. Upon the Effective Date, the Security Deposit under the Sublease Agreement shall be increased by Eighteen Thousand Six Hundred Eleven and Twenty-Five One-Hundredths Dollars ($18,611.25), and Subtenant shall pay the amount of such increase to Tenant on or before the Effective Date.

     6. Parking. Subtenant’s rights to parking provided in Section 6 of the Existing Sublease shall not be prorated but shall be 100% of the parking spaces attributed to the Premises.

     7. Landlord Consent. Tenant shall promptly request from Landlord and use commercially reasonable efforts to obtain Landlord’s consent (the “Landlord Consent”) to: (a) this Amendment in accordance with the terms of the Lease; (b) Subtenant’s use in the Sublease Premises of the Hazardous Materials listed in Exhibit B hereto; and (c) Subtenant’s removal of the interior walls as shown on Exhibit C hereto.

     8. Tenant Consent. Tenant hereby consents to Subtenant’s use in the Sublease Premises of the Hazardous Materials listed in Exhibit B hereto in accordance with applicable law and the terms and conditions of the Lease.

     9. Reimbursement for Expenses. Subtenant shall reimburse Tenant for the reasonable expenses incurred by Tenant in connection with the review and negotiation of this Amendment, including, by not limited to, attorneys’ fees and disbursements, within 30 days following Tenant’s receipt of an invoice therefor.

     10. Brokers. Tenant and Subtenant each represents and warrants that it has negotiated this Amendment directly with each other and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesman to act on its behalf in connection with this Amendment. Tenant and Subtenant shall indemnify, defend and hold each other harmless from and against any and all claims by any other real estate broker or salesman for a commission, finder’s fee or other compensation through it as a result of entering into this Amendment.

     11. Counterparts. This Amendment may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same Amendment.

     12. Confirmation of Existing Sublease Agreement. Except as amended by this Amendment, the Existing Sublease is unmodified, and as amended hereby, the Sublease Agreement remains in full force and effect.

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     IN WITNESS WHEREOF, Tenant and Subtenant have executed this Amendment as of the date first above written.

CORIXA CORPORATION, a Delaware corporation

By	/s/ Gregory Cox

Its TREASURER

GENOMIC HEALTH, INC., a Delaware corporation

By	/s/ Randal W. Scott

Its Chairman & CEO